Filed by Echo Healthcare Acquisition Corp. (Commission File No. 000-51596)

Pursuant to Rule 425 under the Securities Act of 1933, as amended,

and deemed filed pursuant to Rule 14a-12 of the

Securities Exchange Act of 1934, as amended

Remarks of Echo Healthcare Acquisition Corp.
Roth 2007 New York Conference

September 6, 2007

[Hi, I’m] Jeff Martin, Associate Director of Research and with us today is Joel Kanter with Echo Healthcare and with that I’ll hand it over to you, Joel.

<<Joel Kanter, President, Secretary, Director>>

Thank you. And thanks to all of you for coming out. I have a disclaimer that is a little bit different than the normal legal disclaimer today: this presentation will be filed with the SEC, or actually has been filed with SEC last night. It is a bit longer than is really designed for a twenty-minute presentation, so we are going to talk about the transaction and the company generally. The slides will be kind of going on behind us, but, if you would like to talk to us more about specific items, please free to call us or contact us in any way you want.

When Echo was first founded, it was founded with a Board of Directors that had significant experience in the acquisition and rollup arenas, and changing methodologies of distributing medicine on the human healthcare side. We have on our board people who have been involved in the early stages of the consolidation of the hospital industry, the nursing home industry, the pharmacy industry and the dialysis industry. We did that in part because we thought that the ideal candidate for a SPAC was a company that was in fact doing those things, that was able to access large fragmented markets, was able to do so at multiples that offered a potential arbitrage against what public company multiples might be, or consolidation could preferably be done geographically taking advantage of scale and size and the ability to offer additional services into the facilities that were not owned, and to do so in a field that had a high internal growth rate.

After searching for about six (6) months and reviewing one-hundred fifty (150) some different companies, we found the one that we think actually perfectly fits all of those parameters, XLNT Veterinary Care. The CEO, Bob Wallace, is here with us, and I am going to turn the mic over to him in just a few minutes, but I wanted to give you some sense of what we found to be so exciting about XLNT and what it is that we think they have accomplished since we announced the transaction that gives us cause for great optimism about what a wonderful company this is going to become.

First of all it is a huge market. It’s about a $42 billion market that, over the last fifteen (15) years, has been growing at a compounded rate of just under 10%. By the way of comparison, China, over that same period, has grown at a compounded rate of about 10.1%. It is extremely fragmented. There are about 18,000 veterinary clinics across the country that service companion animals, and, of those, the largest player in the industry, VCA, owns 464. The next largest owns about 96. We are climbing up that scale very rapidly.

Bob has a vision for how medicine ought to be practiced in this industry that is different than anything that has ever been done before. It is an industry that is much like it was when hospitals, nursing homes, pharmacies began to be consolidated. They all had practiced in the same way since about the 1950’s. Well, that remains true of veterinary care. It came off the farm and into the suburbs, and it is still practiced much the same way. But, Bob has views about how one can offer better patient care, a better customer experience, and leverage all of the physicians, facilities and staff employees much, much better, and we are beginning to try to implement those programs and show that it works. That has generated great excitement within the field and has facilitated the ability for XLNT to acquire at a very rapid rate. He has done in a matter of months, or certainly no more than a couple of years, what the three or four biggest competitors took literally a decade or more to accomplish, and we have done all of that on a basis that we think is attractive to investors.

On the one hand XLNT has, on its own, been out acquiring facilities at something in the neighborhood of one times revenue. VCA, for what ever its worth, trades at almost three and a half times revenue. The two other most comparable transactions in this field are VCA’s acquisition of Healthy Pet this past May for which they paid two times forward revenue, about 2.2 times the prior years revenue, and Summit Partners’ acquisition of a controlling position in National Veterinary Associates for which they paid 2.4 times revenue. This transaction is priced at 1.75 times revenue, but that really does not tell the story, because that is pricing the company on the basis of the pro forma revenue that Bob had accumulated as of the end of 2006 which is about $70 million run rate. What it does not count is that the Echo/XLNT transaction is a stock-for-stock transaction which nobody is looking at as a liquidity event. It is a financing event for the company, and it is one where the $55 million that we have in trust will be able to be deployed to acquire another $75 to $80 million of revenue. So, by the time we get to the question of what bank we go to or whether the warrants gets exercised, we ought to be close to $150 million business with all the benefits that kind of size brings.

So, I am going to turn this over to Bob, to talk more about the industry and what we are particularly doing in this company, but we believe that this has extraordinary growth opportunities not only through acquisition but organically. Our facilities have been growing more rapidly than VCA’s by a factor of nearly two and better than the industry average, and Bob’s presentation will give a better sense of why.

<<Robert Wallace, Chief Executive Officer>>

Well, that is a good introduction. As Joel mentioned, one of the few industries in the U.S that is growing as fast as China for the last 20 years has been the pet sector, compounding at nearly 10% a year through most economic cycles. It has really been pretty recession-resistant. There are about four key drivers to that growth; the obvious ones are science, technology, especially digital technology, and advances in medical care. The other thing driving that growth actually has been the pet demographics, the population of pet owners. There are 63% of Americans now with at least one pet, and 40% have more than one, and they are willing to spend money on their pets. There is a survey that was just published, asking the question of pet owners, “What would you spend to keep your pet alive?” 70% of those who responded said they would spend any amount to keep their pet alive. So, the pet has become an important part of the culture, and you have got multiple segments. The baby boom generation has become very important in pet ownership, but so have the young singles. You see Paris Hilton with her chihuahua and Britney Spears with her Yorkie. You have got the young single group with pets as well as the traditional families and baby boomers.

Pet ownership is spread throughout society. The attitude towards pets is that people are willing to spend, so pricing is fairly elastic. The good part of when people spend at a pet hospital versus a human hospital is the payment characteristics. In human healthcare you have third party payers, capitation of fees, and malpractice issues. In the pet industry, it is “pay upon service delivery,” so it is pretty much a cash business. There is very limited malpractice exposure, so most of things that mess-up human healthcare are not likely in the pet industry, and pricing is fairly elastic. As I mentioned, people are willing to spend.

As Joel mentioned, this is a highly fragmented industry. VCA has been doing this for twenty-one (21) years now, consolidating the industry, and they have acquired about 425 or so hospitals. NVA has been around for about sixteen (16) years, and they own ninety-six (96) hospitals. Of the 22,000 hospitals in America, about 18,000 focus on companion animals which is where we focus. The largest competitor in the industry, VCA, has amassed only about 2% of the industry, so there is a huge opportunity for us to consolidate a fragmented market.

We are doing something slightly different than all the other consolidators. All the consolidators often tell us they followed VCA. In other words NVA is kind of VCA without the lab business, and Healthy Pets, until acquired by VCA, pretty much copied VCA. What we have done to deliver medicine differently is that we are trying to address the highly fragmented distribution system which really grew out of a 1950’s model. When the troops returned home from war, they moved out to Main Street, and medicine, which was based in agriculture, moved out to Main Street with them. That distribution system really has not changed since then.

So, we are trying to address change through a solution veterinarians have been very excited about: to remove that fragmented distribution system where you have vets across the streets from each other, down the streets from each other, and in small-scale economic practices. We are building a hub-and-spoke system where we are centralizing the high cost specialty diagnostic and emergency services in one location and then connecting the general practice on Main Street to that hub. By doing that, we are eliminating a lot of redundant cost. We are increasing the scope of services and the scope of care available.

We have had, as Joel mentioned, a real enthusiasm among the veterinarians who recognize there has been a problem but have not been presented with a solution before. So we have had an easy ability to acquire hospitals, probably much more rapidly than any of the competitors who are simply trying to copy VCA. Like this chart shows you, we did not really get funded until the end of ’05 and the beginning of ’06, and, upon getting those funds, we were able to really grow to about $60 million in revenue in just a matter of months through acquisitions.

Our hospital size, by the way, also reflects a difference in quality. VCA’s average hospital is about $1.8 million in annual revenue. NVA’s revenue is around $1.4 million, and ours is about $2.7 million. So, we are about 50% above VCA in size, and that also speaks to the kind of quality of the hospitals we are buying.

Once we have acquired these hospitals, we try and grow them. As Joel mentioned, the industry has been growing at about 10%. VCA’s organic growth has been about 5.5%, and Healthy Pets was actually 3%. So, the other consolidators have been growing below the industry average. We’ve been growing above the industry in those hospitals owned for one or two years.

How do we do that? How do you grow above the opportunities? There are a lot of ways to improve the performance of the hospitals when we buy them, and I am going to try, because of the limited time we have today, to condense this to a very simple concept. Most doctors that opened their practice went into business to practice dealing with sick animals. They are a sickness-focused practice; they setup their business around sickness. The revenue driver to a hospital is the number of patients times the average invoice. That is kind of the top line metric, and the way you affect that is proactive marketing for wellness. Basically, dogs do not complain about the toothache because they cannot talk. So, we have to have somebody call and say, “You know, Fido is three years old. He has never had dentistry. Here’s why it’s important. Would you like to bring him in?” That outbound proactive marketing focused on the wellness of the dog, rather than just the sickness of the dog, is what changes the dynamic in getting more patients in the door. Then the expanded scope of services offers a greater preventative “wall” which results in a greater average ticket size.

I am not going to try and elaborate on this complicated slide because of the limited time we have, but I thought I would open it up for questions. I know a lot of you are already invested with this one way or another, so I thought I would just open this up for a question and answer period right now if any one has anything they would like to know beyond the slides here.

Q&A

<Q>: [How many future acquisitions do you have in the pipeline]?

<A>: We have about 30.

Sure. He is asking about how many future acquisition targets we have. We own twenty-six (26) hospitals now, and we are actually building some of them together, so that number will actually shrink as we collapse practices from two locations into one. But, we have about thirty (30) active dialogues going at any given moment, and we are not allowed right now to pursue those. Until the filing is done, we cannot keep acquiring, obviously.

<Q>: [Do you intend to go national]?

<A>: We intend to be national, but one out of eight pets in the United States live in California, so we want to have a nice, big presence there. And, we have begun hub-and-spoke systems in five major California markets, and we want to finish building those out. We think we can be a $300 million company without leaving California, although there are great markets across United States like Washington D.C. and Florida. Those are the kind of great markets we want to move into.

<Q>: [Can you give us an update on where you currently are in the acquisition process]?

<A>: Yes, we filed in July with the SEC. We have gotten our first round of comments back. We are going to answer those comments shortly. Joel, do you want to elaborate on that, since you are the guy filing?

<A - Joel Kanter>: Sure. Well I think that is an accurate assessment of the SEC process. You know, on average, it has been taking SPACs about three to four months, we think, to kind of get through this process. Our comments were about equivalent in number and complexity to what most people were facing. We actually view that as something of a good news item because, as I am sure you know from the filings, we had to do 26 facility audits going back three years, plus corporate. So, we had expected that there might probably be more than the average. So, we think the process will hopefully move forward relatively smoothly.

<Q>: [What were the reasons behind the delay in getting filed]?

<A>: There are really two issues, and one is that we found each other at a point in time when XLNT was actually sitting on a pretty significant cash balance that it still wanted to expand in order to get set of acquisitions done. We on the other hand at Echo did not necessarily want to wait around and forego the opportunity to do other transactions and not have a chance to know whether they were committed to us or not. So, in some sense, we entered into this agreement earlier than maybe would normally occur because they wanted to have the commitment that they would have a second round of financing coming. We wanted the commitment that we should forego those other opportunities.

The second issue was that we had, at that time, expected, based on advice that we had received, that the SEC might have allowed the third year of the three years of financial statements we needed to file for everybody to be at September 30, a short fiscal year, which would have allowed us to file earlier in 2007. It became clear in the course of the discussions and the process with the SEC that was not going to turnout to be the case; their view was a year is a year, so 2006 needed to be calendar 2006. That obviously pushed the audit process backwards, so, at best, we might have been able to get this done in May instead of July.

The only other comment I can make is to keep in mind these are relatively small businesses. If you have been through our proxy, there are 762 pages that kind of exemplify this. But they are small businesses; they are family owned. They are not run to maximize income, and there are things that come up in an audit process when you are dealing with something of that size that you really would not even think about as creating great difficulty. But, they do. Anecdotally, one small example is that, on their balance sheets, which are relatively limited in size, how much pet food supplies and drugs there are sitting in the practice’s offices is a material item. So, we were consistently faced with, “Okay, we can see how much you have in 2007. Prove that the 2004 number is right, and track it through.” So, the audit process was difficult.

<A>: We will conclude with that. Thank you very much.